Consent of Independent Registered Public Accounting Firm

The Board of Directors
Keryx Biopharmaceuticals, Inc.:

We consent to the use of our report dated March 31, 2009, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows for each of the years in the three-year period ended December 31, 2008, incorporated herein by reference in this registration statement on Form S-3 of Keryx Biopharmaceuticals, Inc. and to the reference to our firm under the heading "Experts" in the prospectus, which is a part of this registration statement.

Our report dated March 31, 2009 contains an explanatory paragraph that states that the Company has incurred substantial recurring losses from operations, a deficiency in equity, limited cash, cash equivalents, and short-term investment securities, and illiquid investments in auction rate securities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” in 2008 and SFAS No. 123R, “Share-Based Payment,” in 2006.

/s/ KPMG LLP

New York, New York
August 26, 2009